EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders of Culp, Inc.:

We consent to incorporation by reference in the registration statement numbers 333-59512, 333-59514, 333-27519, 33-13310, 33-37027, 33-80206, and 33-62843 on
Form S-8 of Culp, Inc. of our report dated May 31, 2002, relating to the consolidated balance sheets of Culp, Inc. and subsidiary as of April 28, 2002 and April 29, 2001, and the related consolidated statements of income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended April 28, 2002, which report appears in the April 28, 2002 annual report on Form 10-K of Culp, Inc.


KPMG LLP
Greensboro, NC
July 26, 2002